Exhibit 99.1

Contact: Sean McHugh Vice President, Investor Relations and Communications (970) 506-7490 sean.mchugh@swiftbrands.com
SWIFT & COMPANY ANNOUNCES EXTENSION OF EMPLOYMENT AGREEMENT
WITH CHIEF OPERATING OFFICER DENNIS HENLEY
Henley to Continue as Chief Operating Officer Until September 2007
Prior to Assuming Senior Advisory Role Through 2010
GREELEY, COLO., September 22, 2006 — Swift & Company, the world’s second-largest processor of fresh beef and pork products, today announced that it has entered into a multi-year extension of its employment agreement with the Company’s Chief Operating Officer, Dennis R. Henley. Under the terms of the employment agreement, which was previously set to expire on September 18, 2006, Henley will continue to serve as chief operating officer until September 18, 2007, at which time he will transition to consultant and advisor to Swift’s chief executive officer through September 19, 2010.
“We are pleased that Dennis has agreed to remain a key member of the Swift team through 2010,” said Sam Rovit, Swift & Company’s president and chief executive officer. “He is one of the premier senior operating officers in the red meat industry, and we look forward to having continued access to his experience, wisdom and counsel for several more years.”
“I am delighted to be able to continue my career in fresh meat processing at Swift & Company,” said Henley. “We are extremely proud of the outstanding leadership team we have developed and placed in key positions throughout the Company, and I look forward to continuing to work with that team in the years ahead to achieve Swift’s full growth and earnings potential. After thirteen rewarding years with Swift and more than thirty-nine years in the industry, I’m ready to transition to the next phase of my professional and personal life while continuing my affiliation with this great company.”
Rovit added: “Over the next several months, Dennis and I will carefully evaluate Swift’s future organizational needs. In the meantime it is important to note that our organizational realignment and executive development efforts over the past eighteen months have provided us with a deep management bench capable of filling senior leadership roles.”
Henley became the chief operating officer of Swift & Company in May 2005. He has been president, North American Red Meats of Swift & Company since October 2002 and also served as co-chief executive officer of Swift & Company during a management transition from April to May of 2005.
From 1993 to September 2002, Henley was employed in the following capacities at Swift & Company, the former pork processing operations of ConAgra Foods: president and chief operating officer (1999—2002); executive vice president of operations and product management (1996—1998); senior vice president of product management (1994—1996); and vice president of product management (1993—1994). Prior to joining Swift & Company in 1993, he served in various leadership roles with John Morrell & Company.
About Swift & Company
With more than $9 billion in annual sales, Swift & Company is the world’s second-largest processor of fresh beef and pork. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. For more information, please visit www.swiftbrands.com.
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